Lang Michener LLP
BARRISTERS & SOLICITORS

Vancouver Toronto Ottawa	1500 - 1055 West Georgia Street, P.O. Box 11117 Vancouver, British Columbia, Canada V6E 4N7 Telephone (604) 689-9111 Facsimile (604) 685-7084

File Number: 57137-1

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E-Mail: mtaylor@lmls.com

October 12, 2004

DELIVERED

Southridge Enterprises Inc.
18523 – 98th Avenue
Edmonton, Alberta
T5T 3E6

Attention: Vernon Samaroo, President

Dear Sirs/Mesdames:

Southridge Enterprises Inc. (the "Company")
- Registration Statement on Form SB-2

                    I have acted as special Nevada legal counsel for Southridge Enterprises Inc., a Nevada corporation (the "Company"), for the limited purpose of providing a legal opinion to be included with the Registration Statement on Form SB-2 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended, relating to the offering of 4,335,000 shares of the Company's common stock (the "Shares") by the selling shareholders named in the Registration Statement (the "Selling Shareholders").

                    In rendering the opinion set forth below, I have reviewed: (a) the Registration Statement dated October 7, 2004; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws, as amended; (d) certain records of the Company's corporate proceedings as reflected in its minute books, including resolutions of the directors approving the issuance of the Shares to the Selling Shareholders; (e) subscription agreements entered into between the Selling Shareholders and the Company for the purchase of the Shares; and (f) an Officers' Certificate executed by Vernon Samaroo, Chief Executive Officer and Chief Financial Officer.

                    For purposes of this opinion, I have not reviewed any documents other than the documents listed in (a) through (f) above. In particular, I have not reviewed, and express no opinion on, any document (other than the documents listed in (a) through (f) above) that is referred to or incorporated by reference into, the documents reviewed by me. I have assumed that there exists no provision in any document, agreement or record that I have not reviewed that bears upon or is inconsistent with or would otherwise alter the opinion stated herein.

                    Based upon the foregoing, I am of the opinion that the Shares to be sold by the Selling Shareholders are validly issued, fully paid and non-assessable shares of the Company's common stock.

                    My opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

                    (i)                     The foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws. I have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company. In particular, I express no opinion regarding the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as it relates to the Company, the Shares or the Registration Statement;

                    (ii)                    I have assumed (i) the genuineness of all signatures on documents examined by me, (ii) the legal capacity of the officers of the Company, (iii) the authenticity of all documents submitted to me as originals, (iv) the conformity to authentic originals of all documents submitted to me as certified, conformed, photostatic or other copies, and (v) that the documents, in the forms submitted to me for my review, have not been and will not be altered or amended in any respect.

                    (iii)                   I have assumed that each subscription agreement executed between the Selling Shareholders and the Company pursuant to which the Shares have been issued has been duly executed by each party and constitutes the legal, valid and binding obligations of the parties thereto and that such agreements are enforceable against each of the parties thereto in accordance with their respective terms.

                    (iv)                   I have assumed that each of the statements made and certified in the Officer's Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, remains true and correct on the date hereof.

                    (v)                     The opinion expressed in this letter is rendered as of the date hereof and is based on my understandings and assumptions as to present facts, and on the application of Nevada law as the same exists on the date hereof. I assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to my attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

                    I understand that you wish to file this opinion as an exhibit to the Registration Statement to be filed by the Company with respect to the offering of the Shares by the Selling Shareholders and I consent to such filing and to the inclusion of this opinion in such Registration Statement.

Yours truly,

/s/ Michael H. Taylor

Michael H. Taylor *

* Member of the Nevada State Bar

MHT/jxl